Exhibit 99.1

Longs Reports Preliminary July Sales

WALNUT CREEK, CA (August 6, 2004) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $343.7 million for the four-week period ended July 29, 2004, a 5.5% increase over sales of $325.8 million in the comparable period a year ago. Pharmacy sales were 47.7% of total drug store sales compared with 47.3% a year ago.

Preliminary July same-store sales increased 4.2% over the comparable period last year. Pharmacy same-store sales increased 4.7% and front-end same-store sales increased 3.8%.

Preliminary quarter-to-date total sales of $1.15 billion for the 13 weeks ended July 29, 2004, were 3.7% higher than the $1.11 billion reported in the comparable period last year. Pharmacy sales were 47.3% of total drug store sales during the period, compared with 46.7% a year ago. Same-store sales increased 2.2%, with pharmacy same-store sales increasing 3.2% and front-end same-store sales increasing 1.4%.

Preliminary year-to-date total sales of $2.31 billion for the 26 weeks ended July 29, 2004 were 4.4% higher than the $2.21 billion reported in the comparable period last year. Pharmacy sales were 47.5% of total drug store sales during the period, compared with 46.8% a year ago. Same-store sales increased 2.5%, with pharmacy same-store sales increasing 3.4% and front-end same-store sales increasing 1.6%.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 470 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.